SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

(Amendment No. 2)1

PlanetOut Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

727058 10 9 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 727058 10 9	13G	Page 2 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X, L.P., a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 914,847 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 914,847

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 914,847
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 5.3%
12.	Type of Reporting Person PN

CUSIP No. 727058 10 9	13G	Page 3 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Management, L.L.C., a Delaware Limited Liability Company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                16,362 (options to purchase shares exercisable within 60 days of the date hereof.)

  6.    Shared Voting Power

1,059,529

  7.    Sole Dispositive Power

                16,362 (options to purchase shares exercisable within 60 days of the date hereof.)

  8.    Shared Dispositive Power

1,059,529

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,075,891 (includes options to purchase 16,362 shares exercisable within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.2%
12.	Type of Reporting Person OO

CUSIP No. 727058 10 9	13G	Page 4 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex, L.P., a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 53,439 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 53,439

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,439
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person PN

CUSIP No. 727058 10 9	13G	Page 5 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex Management, L.L.C., a Delaware Limited Liability Company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 53,439 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 53,439

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,439
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person OO

CUSIP No. 727058 10 9	13G	Page 6 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund V, L.P., a Delaware Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 35,230 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 35,230

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,230
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person PN

CUSIP No. 727058 10 9	13G	Page 7 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund, L.L.C., a Delaware Limited Liability Company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0- 6. Shared Voting Power 109,452 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 109,452

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,452
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%
12.	Type of Reporting Person OO

CUSIP No. 727058 10 9	13G	Page 8 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 9 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 10 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 11 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 12 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 13 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) David J. Ladd
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 14 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

                -0-

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

                -0-

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.

Aggregate Amount Beneficially Owned by Each Reporting Person

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

CUSIP No. 727058 10 9	13G	Page 15 of 26 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With

  5.    Sole Voting Power

15,773 (represents options to purchase shares exercisable within 60 days of the date hereof.)

  6.    Shared Voting Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

  7.    Sole Dispositive Power

15,773 (represents options to purchase shares exercisable within 60 days of the date hereof.)

  8.    Shared Dispositive Power

1,129,330 (includes options to purchase 16,362 shares exercisable at the direction of Mayfield X Management, L.L.C. within 60 days of the date hereof.)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,145,103 (includes options to purchase 32,135 shares exercisable within 60 days of the date hereof.)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Excludes options to purchase 454 shares which will vest in equal installments on April 17, 2006 and May 17, 2006.	☒
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person IN

Item 1.	(a)	Name of Issuer:

PlanetOut Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

1355 Sansome Street
San Francisco, CA 94111

Item 2.	(a)	Name of Persons Filing:

Mayfield X, L.P.
Mayfield X Management, L.L.C.
Mayfield X Annex, L.P.
Mayfield X Annex Management, L.L.C.
Mayfield Associates Fund V, L.P.
Mayfield Principals Fund, L.L.C.
Yogen K. Dalal
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
David J. Ladd
Robert T. Vasan
Allen L. Morgan

	(b)	Address of Principal Business Office:

c/o Mayfield Fund
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025

	(c)	Citizenship:

Mayfield X, L.P., Mayfield X Annex, L.P. and Mayfield Associates Fund V, L.P. are Delaware limited partnerships.
Mayfield X Management, L.L.C., Mayfield X Annex Management, L.L.C. and Mayfield Principals Fund, L.L.C. are Delaware limited liability companies.
The individuals listed in Item 2(a) are U.S. citizens.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

727058 10 9

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Page 16 of 26 Pages.

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-15 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 17 of 26 Pages.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

MAYFIELD X, L.P.
A Delaware Limited Partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C.
A Delaware Limited Liability Company

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, L.P.
A Delaware Limited Partnership

By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX MANAGEMENT, L.L.C.
A Delaware Limited Liability Company

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND V, L.P.
A Delaware Limited Partnership

By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND, L.L.C.
A Delaware Limited Liability Company

By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

Page 18 of 26 pages.

YOGEN K. DALAL

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

DAVID J. LADD

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ROBERT T. VASAN

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 19 of 26 pages.

EXHIBIT INDEX

Exhibit 1 -	JOINT FILING AGREEMENT

Exhibit 2 -	POWERS OF ATTORNEY for David J. Ladd and Robert T. Vasan are attached.

POWERS OF ATTORNEY for Mayfield X, L.P., Mayfield X Management, L.L.C., Mayfield X Annex Management, L.L.C., Mayfield X Annex, L.P., Mayfield Associates Fund V, L.P., Mayfield Principals Fund, L.L.C., Yogen K. Dalal, Kevin A. Fong, William D. Unger, Wendell G. Van Auken, III, A. Grant Heidrich, III and Allen L. Morgan are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2005.

Exhibit 3 -	OWNERSHIP SUMMARY

Page 20 of 26 pages.